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                                                                     EXHIBIT 4.1

                                                          AGREEMENT NO. 003/2002

                              LAND SALES AGREEMENT

                                     BETWEEN

                          S I L INDUSTRIAL LAND CO. LTD

                                       AND

                      DSG INTERNATIONAL (THAILAND) CO. LTD

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                                 [ Translation ]

                              LAND SALES AGREEMENT

                             AGREEMENT NO. 003 /2002

                                         Made at S I L Industrial Land Co., Ltd.

                                         Date October 31, 2002

     This Agreement is made and entered into by and between:

S I L Industrial Land Co., Ltd., having its principal place of business at No. 111 Moo 7, Nong Pla Kradi Road, Tambon Nong Pla Moh, Amphur Nong Khae, Saraburi Province, represented by Mr. Udom Siripanich, Managing Director, as its authorized representative, hereinafter referred to as "Seller" of the one part, and DSG International (Thailand) Co., Ltd., "Purchaser" having its principal place of business at 448/11 Ladprao 53 (Choke Chai 4), Ladprao Road, Ladprao, Bangkok, represented by Mr. Wong Po Wah, Chief Operating Officer - South East Asia and Mr. Praphan Anuwongnukroh, Director Consultant, as its authorized representative. Both parties hereby agree as follows:

     The Seller represents that the Land is free and clear of all liens and encumbrance, and that the Seller shall not create any lien, encumbrance or any disturbance over the Land as from the date here of.

     Clause 1. The Seller is the owner of a piece of land Plot No. 57/1. The area of the land is approximately 15 Rai, located in the S I L Industrial Land, Amphur Nong Khae, Saraburi Province owned by the Seller (hereinafter referred to as the "Land"). Details of the plot shall be attached hereto and made a part hereof.

     Clause 2. The Seller agrees to sell and the Purchaser agrees to purchase the Land as specified in Clause 1 at the price of 2,000,000 Baht per Rai (Two Million Baht per Rai), totalling 30,000,000 Baht (Thirty Million Baht). In the event that the area of the Land is more or less than the specified area, both parties agree to increase or decrease the price of Land proportionately.

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                              [ Translation ]

     The Purchaser agrees to pay for the price of land to The Seller in accordance with the following terms:

     2.1 First payment 9,000,000 Baht (Nine Million Baht) shall be paid on the signing date of this Agreement.

     2.2 Second payment 9,000,000 Baht (Nine Million Baht) shall be paid within 60 (sixty) days after the signing date.

     2.3 Third payment 9,000,000 Baht (Nine Million Baht) shall be paid with in 120 (one hundred and twenty) days after the signing date.

     2.4 Last payment 3,000,000 Baht (Three Million Baht) shall be paid within 180 (one hundred and eighty) days after the signing date. The title deed shall be transferred on that day.

The Purchaser agrees to make the total payment to the Seller on the title transfer registration date to be notified by the Seller under Clause 3 ("Title Transfer Date").

     The Purchaser agrees to payfor the total Land price to the Seller by cheque, except for the last payment which shall be paid by cashier's cheque. The payment of the Land price pursuant to this Agreement shall be valid only when the Seller shall have issued the receipt to the Purchaser and the Seller shall have deposited the cheque into its bank account and such cheque has been completely honoured.

     Clause 3. The Seller shall register the transfer of Land title pursuant to Clause 2 above to the Purchaser and The Purchaser shall register the transfer of Land title in accordance with the date, time and place as notified by the Seller.

     In the case that the Seller cannot transfer the land title deed as specified in this agreement after the Purchaser had paid. The Seller shall return to the Purchaser all the money which has been paid to The Seller and this agreement shall be terminated.

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                                 [ Translation ]

     In the event that the Purchaser fails to make payment in any installment or neglects or fails to accept the transfer of Land title as per the date and time specified hereabove for reasons attributable to the Purchaser. the Purchaser agrees to pay to the Seller a penalty at the rate of 1% per month of the default installment, calculated from the date of default upto the date when the Purchaser shall have complied with its obligations hereunder and the exercise of right pursuant to clause 14 by the Seller shall not be affected thereby.

     The time fixed for the Title Transfer Date as per the preceding paragraph shall not be applied if the Seller or the Purchaser fails to do so for reasons beyond its control or from the delay of any governmental agency concerned or force majeure. In such cases, both parties shall agree to fix the new Title Transfer Date without delay.

     All fees, taxes and stamp duties, as well as other costs and expenses relating to the registration of the transfer of Land title shall be borne by the Seller.

     Clause 4. The Seller agrees to develop the Land in order that the Purchaser shall be able to operate its factory conveniently and shall provide the Purchaser with the following facilities:

     4.1  High-voltage electricity lines upto the frontage of the Land;

     4.2  Water pipes to be used in the industry upto the frontage of the Land;

     4.3 Natural gas pipes passing along the Land which the Purchaser shall be able to connect such pipes for its own use;

     4.4  Telephone numbers not exceeding the numbers provided by the Seller;

     4.5 Connecting roads within the S I L Industrial Land upto the frontage of the Land and to the public roads;

     4.6 Drain pipes from the Seller's waste water treatment plant upto the frontage of the Land;

     4.7  Flood protection system

     4.8  Other services as stipulated in clause 6

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                                 [ Translation ]

     Clause 5. The Purchaser covenants that it shall comply with all standards, provisions, laws and/or regulations relating to the Land usage and the construction of industrial factory for the operation of business in the area of the Seller's Industrial Land as stipulated and may be stipulated in the future.

     Clause 6. The Purchaser agrees to utilize all public utilities services provided by the Seller, the terms and conditions of which shall be in accordance with the Declaration of Siam Cement Industrial Zone, Saraburi.

     No.1/2000 General Utility Service Rates
     No.2/2000 Industrial Water Price Rates
     No.3/2000 Central Waste Water Treatment Service Rates
     No.4/2000 Garbage Disposal Service Rates

     Whenever the Purchaser wishes to transfer the Land, whether by sale, exchange or disposition by any other means, the Purchaser shall inform the Seller and ask for the Seller's prior written consent. The Land transferee shall have the qualifications, and agree to comply with all conditions, stipulated in the related agreements which the Purchaser has entered into with the Seller.

     Clause 7. The Purchaser agrees to make use of the Land for its intended purpose by only use as contracted to establish and operate a disposable diaper factory. The expansion of the factory or the change in manufacturing activity, products processing or any conduct which may cause the increase of pollution or the increase use of the public utilities system as provided by the Seller shall not be permitted unless a prior written consent of the Seller shall have been obtained.

     Clause 8. The Purchaser shall be entitled to enter into possession of the Land on the execution date hereof and to continue in possession so long as it is not in default in the performance of this Agreement. However, before making use of or constructing the factory for its operation within the Land, the Purchaser shall have the following obligations:

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                                 [ Translation ]

     8.1 To show the Seller the layouts of the factory buildings, office buildings or other buildings which shall be in conformity with the standards of the Land usage set by the Seller as attached hereto and made a part hereof. The Seller reserves the right to express disagreement, express opinion, advise or modify the said layouts:

     8.2 To present to the Seller the detailed information concerning the electricity and water consumption requirement necessary for use in the operation of the factory in each day and each month.

     8.3 To inform the Seller of the type of fuel or energy to be utilized in the operation of the factory and whether the Purchaser requires to use the natural gas, if so, the amount of natural gas to be used in each day and each month.

     8.4 To inform the Seller of the amount of telephone numbers necessary to be used in the factory.

     8.5 To inform the Seller of the kind or type of products to be manufactured and the estimated production capacity in each day and each month.

     8.6 To inform the Seller of the volume of waste water from the factory, the amount of waste materials, toxic materials, and scrap of any used materials in each day and month.

     8.7 To inform the Seller of the number of workers or employees who will be working in the factory.

     All obligations shall be deemed fulfilled when the Purchaser has achieved all the abovementioned obligations. The Purchaser shall comply with those obligations not yet achieved within 180 days from the signing date hereof.

     Clause 9. The Purchaser hereby agrees to purchase all kinds of facilities and public utilities provided by the Seller within the S I L Industrial Land on the following conditions:

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                                 [ Translation ]

     9.1 The Seller shall, at its own costs, construct the electricity substation in the S I L Industrial Land and proceed to have the electricity available upto the frontage of the Land at the volume necessary for the Purchaser to use in the operation of its factory as informed to the Seller in advance pursuant to Clause 8 above.

          The Purchaser shall have an obligation to pay the electricity bills directly to the Provincial Electricity Authority of Thailand ("PEA") in accordance with the actual amount consumed as per the binding obligations agreed upon between the Purchaser and the PEA.

     9.2 The Telephone Organization of Thailand ("TOT") has installed the telephone exchange for the S I L Industrial Land as applied by the Seller and shall provide the Purchaser with the telephone numbers as specified in Clause 8 above, but not exceeding the amount advised by the Seller. The Purchaser shall, at its own costs and expenses, apply for permission of the installation and execute the services agreement directly with the TOT.

          The Purchaser shall have an obligation to pay the telephone bills directly to the TOT in accordance with the actual amount used as per the binding obligations agreed upon between the Purchaser and the TOT.

     9.3 The Petroleum Authority of Thailand ("PTT") shall invest in the installation of natural gas pipeline upto the frontage of the Land, as applied by the Seller and required by the Purchaser, which shall be in accordance with the terms and conditions mutually agreed by the Purchaser and the PTT.

          The Purchaser shall have an obligation to pay the natural gas bills or other expenses directly to the PTT in accordance with the binding obligations agreed upon between the Purchaser and the PTT.

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                                 [ Translation ]

     9.4 The Purchaser agrees to purchase water to be used for its industry and other purposes. The Seller shall arrange to have the water pipeline connected up to the frontage of the Land and start distributing water to the Purchaser on the commencement date required by the Purchaser and informed to the Seller. The Purchaser shall pay to the Seller for the water bills as per the volume utilized in each month at the standard rate set by the Seller. The Seller shall be entitled to adjust the rate of price as per the terms and conditions specified in the Declaration of Siam Cement Industrial Zone, Saraburi. No.2/2000 Industrial Water Price Rates

     9.5 The Purchaser agrees to be bound by any other obligations set forth in the Declaration of Siam Cement Industrial Zone, Saraburi either stipulated or may be stipulated in the future.

     Clause 10. The Seller shall provide the roads within the S I L Industrial Land upto the frontage of the Land so that the Purchaser shall be able to make use thereof. It is expressly understood that the Seller is the sole owner of the said roads and shall have the right to modify and make changes whenever it deems appropriate, provided that the Seller shall inform the Purchaser prior to such modification or change is made.

     Clause 11. All kinds of vehicles, whether used for the transportation of personnel, goods, machinery or others, and whether owned by the Purchaser, its personnel or other persons, entering or leaving the factory or the Land in the S I L Industrial Land shall have Seller's permission in advance. The Seller shall have the right to inspect and examine such vehicles whenever they are entering or leaving the said area.

     Clause 12. The Purchaser covenants to make use of the Land only in order to operate its factory with no living quarters, whether for workers, employees or other persons who work within the area of the Land or the factory. Workers, employees or other persons shall leave the area of the Land or S I L Industrial Land after work, except those who are on guard or on duty for the factory or the Land security.

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                                 [ Translation ]

     Clause 13. The Purchaser shall be responsible for all damages which may be incurred to the Seller due to the act of the Purchaser's employees, workers or agents while performing their duties to the Purchaser. The Purchaser shall be liable and reimburse to the Seller until all damages shall have been fully paid.

     Clause 14. In the event that either party commits a breach of any or all of the provisions hereof, the other party shall be entitled to terminate this Agreement, and claim for damages as permitted by the applicable Thai laws.

     Clause 15. Each party hereby represents to the other party that:

     15.1 it is a corporation duly organized and validly existing under the laws of its incorporation and has full legal right, power and authority to execute and deliver this Agreement, to enter into the transactions and incur the obligations provided for in this Agreement, and to perform and observe the terms and conditions hereof;

     15.2 it has taken all appropriate and necessary corporate and other action to authorize the execution and delivery of this Agreement, and to authorize the performance and observance of the terms and conditions hereof;

     15.3 this Agreement, when executed and delivered, shall constitute legal valid and binding obligations, enforceable in accordance with their respective terms;

     15.4 this Agreement shall not violate or contravene any provision of law or other governmental directive, shall not conflict with its Memorandum and Articles of Association or other corporate documents, and shall not conflict with or result in the breach of any provision of any agreement to which it is a party.

     Clause 16. All of the terms and conditions of this Agreement between the parties are stated herein and no representations or inducements have been made to the Purchaser by the Seller other than those expressly stated in this Agreement.

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                                 [ Translation ]

     Clause 17. The Purchaser shall in no event assign this Agreement without the prior written consent of the Seller.

     Clause 18. The waiver of any breach of this Agreement by either party shall not constitute a waiver of any subsequent breach either of the same or another provision of this Agreement.

     Clause 19. This Agreement shall be governed by the laws of Thailand.

     This Agreement is made in duplicate with identical wording. Both parties have read and found the same to be in accordance with their intentions, thus caused their authorized representatives to sign their names hereinbelow in the presence of the witnesses. Each party retains one copy.

                   S I L INDUSTRIAL LAND CO., LTD. The Seller


                         Sign             signature
                              --------------------------------
                                    (Mr. Udom Siripanich)
                                      Managing Director


              DSG INTERNATIONAL (THAILAND) CO., LTD. The Purchaser


   Sign            signature                Sign            signature
        -------------------------------          -------------------------------
               (Mr. Wong Po Wah)                    (Mr. Praphan Anuwongnukroh)
            Chief Operating Officer                     Director Consultant
                South East Asia


                         Sign             signature              Witness
                              --------------------------------
                                   (Mr. Anont Bukkanasuta)


                         Sign             signature              Witness
                              --------------------------------
                                 (Mr. Pairat Anuwongnukroh)

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                       Land Plot for Land Sales Agreement

                                October 31, 2002

                                  NO. 003/2545

                                    Land Plot

                                    No. A57/1

                                   15-0-00 Rai

                                                                           [MAP]

S I L INDUSTRIAL LAND CO., LTD. The Seller               DSG INTERNATIONAL (THAILAND) CO., LTD. The Purchaser


Sign            signature                                Sign            signature
     ------------------------------- Managing Director        ------------------------------- Chief Operating Officer
          (Mr. Udom Siripanich)                                      (Mr. Wong Po Wah)        South East Asia


Sign            signature                                Sign            signature
     ------------------------------- Witness                  ------------------------------- Director Consultant
         (Mr. Anont Bukkanasuta)                                (Mr. Praphan Anuwongnukroh)


                                                         Sign             signature
                                                              ------------------------------- Witness